                                  EXHIBIT 4.4

                              QUEST MEDICAL, INC.
                         SALES AND MARKETING EMPLOYEES
                               STOCK OPTION PLAN

    1. Purpose of the Plan. This Plan shall be known as the Quest Medical, Inc. Sales and Marketing Employees Stock Option Plan. The purpose of the Plan is to attract and retain the best available personnel for positions of substantial responsibility and to provide incentives to such personnel to promote the success of the business of Quest Medical, Inc. and its subsidiaries.

             The options granted under this Plan are not intended to qualify as "incentive stock options" under the Internal Revenue Code of 1986, as amended from time to time.

    2. Definitions. As used herein, the following definitions shall apply:

             (a) "Board" shall mean the Board of Directors of the Corporation.

             (b) "Common Stock" shall mean the Common Stock, $.05 par value per share, of the Corporation. Except as otherwise provided herein, all Common Stock issued pursuant to the Plan shall have the same rights as all other issued and outstanding shares of Common Stock, including but not limited to voting rights, the right to dividends, if declared and paid, and the right to pro rata distributions of the Corporation's assets in the event of liquidation.

             (c) "Committee" shall mean the committee described in Section 17 that administers the Plan.

             (d) "Corporation" shall mean Quest Medical, Inc., a Texas corporation.

             (e) "Date of Grant" shall mean the date on which an Option is granted pursuant to this Plan or, if the Committee so determines, the date specified by the Committee as the date the award is to be effective.

             (f) "Disinterested Director" shall mean a director who is not, during the one year prior to service as an administrator of the Plan, or during such service, granted or awarded an Option pursuant to the Plan or any other plan of the Corporation or any of its affiliates.

             (g) "Employee" shall mean any officer or other key employee of the Corporation or one of its Subsidiaries.

             (h) "Fair Market Value" shall mean the closing sale price (or average of the quoted closing bid and asked prices if there is no closing sale price reported) of the Common Stock on the date specified as reported by NASDAQ or by the principal national stock exchange on which the Common Stock is then listed. If there is no reported price information for the Common Stock, the Fair Market Value will be determined by the Committee, in its sole discretion. In making such determination, the Committee may, but shall not be obligated to, commission and rely upon an independent appraisal of the Common Stock.

             (i)     "Option" shall mean a stock option granted pursuant to
    Section 6 of this Plan.

             (j) "Optionee" and "Participant" shall each mean an individual who receives an Option pursuant to this Plan.

             (k) "Plan" shall mean the Quest Medical, Inc. Sales and Marketing Stock Option Plan, as amended from time to time.

             (l) "Subsidiary" shall mean any now existing or hereinafter organized or acquired company of which more than fifty percent (50%) of the issued and outstanding voting stock is owned or controlled directly or indirectly by the Corporation or through one or more Subsidiaries of the Corporation.

    3. Term of Plan. The Plan was adopted by the Board to be effective as of December 8, 1994. The Plan shall continue in effect until terminated pursuant to Section 17(a).

    4.       Shares Subject to the Plan.  Subject to adjustment as provided in
Section 16 hereof, the aggregate number of shares of Common Stock issuable upon the exercise of Options pursuant to this Plan shall be 25,000 shares; provided, however, that on January 1 of each year (commencing on January 1, 1996), the aggregate number of shares of Common Stock then issuable upon the exercise of Options shall be increased by the same percentage that the total number of issued and outstanding shares of Common Stock increased from the preceding January 1 to the following December 31 (if such percentage is positive). For example, if the total number of issued and outstanding shares of Common Stock on January 1, 1996 were 5,000,000, the total number of issued and outstanding shares of the Corporation on December 31, 1996 were 5,500,000, and the aggregate number of shares of Common Stock then issuable upon the exercise of Options pursuant to this Plan were 25,000, the aggregate number of shares of Common Stock issuable under the Plan effective January 1, 1997 would be 27,500 (a 10% increase). Shares issuable upon the exercise of Options may either be authorized but unissued shares or treasury shares. The Corporation shall, during the term of this Plan, reserve and keep available a number of shares of Common Stock sufficient to satisfy the requirements of the Plan. If an Option should expire or become unexercisable for any reason without having been exercised in full, then the shares that were subject thereto shall, unless the Plan shall have terminated, become immediately available for the grant of additional Options under this Plan, subject to the limitations set forth above. In addition, for purposes of calculating the aggregate number of shares that may be issued under this Plan, only the net shares issued (including the shares, if any, withheld for tax withholding requirements) shall be counted when shares of Common Stock are used as full or partial payment for shares issued upon exercise of an Option. Shares tendered by a Participant as payment for shares issued upon such exercise shall be available for reissuance under the Plan.

    5. Eligibility. Options may be granted under Section 6 of the Plan to such Employees of the Corporation or its Subsidiaries as shall be determined by the Committee.

    6. Grant of Options. The Committee shall determine the number of shares of Common Stock to be offered from time to time pursuant to Options granted hereunder and shall grant Options under the Plan. The grant of Options shall be evidenced by Option agreements containing such terms and provisions as are approved by the Committee and executed on behalf of the Corporation by an appropriate officer.

    7. Time of Grant of Options. The date of grant of an Option under the Plan shall be the date on which the Committee awards the Option or, if the Committee so determines, the date specified by the Committee as the date the award is to be effective. Notice of the grant shall be given to each Participant to whom an Option is granted promptly after the date of such grant.

    8. Price. The Option price for each share of Common Stock subject to an Option (the "Exercise Price") granted pursuant to Section 6 of the Plan shall be determined by the Committee at the Date of Grant; provided, however, that the Exercise Price for any Option shall not be less than 100% of the Fair Market Value of the Common Stock at the Date of Grant.

    9. Vesting. Each Option award under the Plan shall vest in accordance with the vesting provisions set forth in the applicable Option agreement. The Committee may, but shall not be required to, permit acceleration of vesting upon any sale of the Corporation or similar transaction. A Participant's Option agreement may contain such additional provisions with respect to vesting as the Committee shall specify.

    10. Exercise. A Participant may pay the Exercise Price of the shares of Common Stock as to which an Option is being exercised by the delivery of (a) cash, (b) check, (c) at the Committee's option, previously owned shares of Common Stock having a Fair Market Value on the date immediately preceding the exercise date equal to the Exercise Price or (d) at the Committee's option, any other consideration that the Committee determines is consistent with the Plan's purpose and applicable law. If the shares to be purchased are covered by an effective registration statement under the Securities Act of 1933, as amended, any Option granted under the Plan may be exercised by a broker-dealer acting on behalf of an Optionee if (a) the broker-dealer has received from the Optionee or the Corporation a fully- and duly-endorsed agreement evidencing such Option, together with instructions signed by the Optionee requesting the Corporation to deliver the shares of Common Stock subject to such Option to the broker-dealer on behalf of the Optionee and specifying the account into which such shares should be deposited, (b) adequate provision has been made with respect to the payment of any withholding taxes due upon such exercise, and (c) the broker-dealer and the Optionee have otherwise complied with Section 220.3(e)(4) of Regulation T, 12 CFR Part 220, or any successor provision.

    11. Option Financing. Upon the exercise of any Option granted under the Plan, the Corporation may, but shall not be required to, make financing available to the Participant for the purchase of shares of Common Stock pursuant to such Option on such terms as the Committee shall specify.

    12. Withholding of Taxes. The Committee shall make such provisions and take such steps as it may deem necessary or appropriate for the withholding of any taxes that the Corporation is required by any law or regulation of any governmental authority to withhold in connection with any Option including, but not limited to, withholding the issuance of all or any portion of the shares of Common Stock subject to such Option until the Participant reimburses the Corporation for the amount it is required to withhold with respect to such taxes, cancelling any portion of such issuance in an amount sufficient to reimburse the Corporation for the amount it is required to withhold or taking any other action reasonably required to satisfy the Corporation's withholding obligation.

    13. Conditions Upon Issuance of Shares. The Corporation shall not be obligated to sell or issue any shares upon the exercise of any Option granted under the Plan unless the issuance and delivery of shares shall comply with all provisions of applicable federal and state securities laws and the requirements of NASDAQ or any stock exchange upon which shares of the Common Stock may then be listed.

             As a condition to the exercise of an Option, the Corporation may require the person exercising the Option to make such representations and warranties as may be necessary to assure the availability of an exemption from the registration requirements of applicable federal and state securities laws.

             The Corporation shall not be liable for refusing to sell or issue any shares covered by any Option if the Corporation cannot obtain authority from the appropriate regulatory bodies deemed by the Corporation to be necessary to lawfully sell or issue such shares. In addition, the Corporation shall have no obligation to any Participant, express or implied, to list, register or otherwise qualify the shares of Common Stock covered by any Option.

             No Participant will be, or will be deemed to be, a holder of any Common Stock subject to an Option unless and until such Participant has exercised his or her Option and paid the purchase price for the subject shares of Common Stock. Each Option under this Plan shall be transferable only by will or the laws of descent and distribution and shall be exercisable during the Participant's lifetime only by such Participant.

    14. Restrictions on Shares. Shares of Common Stock issued pursuant to the Plan shall be subject to restrictions on transfer under applicable federal and state securities laws. The Board may impose such additional restrictions on the ownership and transfer of shares of Common Stock issued pursuant to the Plan as it deems desirable; any such restrictions shall be set forth in any Option agreement entered into hereunder.

    15. Modification of Options. At any time and from time to time, the Committee may execute an instrument providing for modification, extension or renewal of any outstanding Option, provided that no such modification, extension or renewal shall impair the Option without the consent of the holder of the Option.

    16. Effect of Change in Stock Subject to the Plan. In the event that each of the outstanding shares of Common Stock (other than shares held by dissenting stockholders) shall be changed into or exchanged for a different number or kind of shares of stock of the Corporation or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares or otherwise), or in the event a stock split or stock dividend shall have occurred, then the Corporation may either (a) substitute for each share of Common Stock then subject to Options or available for Options the number and kind of shares of stock into which each outstanding share of Common Stock (other than shares held by dissenting stockholders) shall be so changed or exchanged, or the number of shares of Common Stock as is equitably required in the event of a stock split or stock dividend, together with an appropriate adjustment of the Exercise Price, or (b) cancel all such Options as of the effective date of any merger, consolidation, recapitalization, reclassification, split-up or combination of shares by giving written notice to each holder thereof or his personal representatives of its intention to do so and by permitting the exercise of all such Options, without regard to determinations of periods or installments of exercisability during the thirty (30) day period immediately preceding such effective date. The Committee may, but shall not be required to, provide additional anti-dilution protection to a Participant under the terms of the Participant's Option agreement or otherwise.

    17.      Administration.

             (a) Notwithstanding anything to the contrary herein, the Plan shall be administered by the Board, if each member is a Disinterested Director, or by a committee of two or more Disinterested Directors appointed by the Board (the group responsible for administering the Plan is referred to herein as the "Committee"). Options may be granted under
    Section 6 only by majority agreement of the members of the Committee. Subject to the limitations and qualifications set forth in this Plan, the Committee shall also determine the number of Options to be granted, the number of shares subject to each Option grant, the exercise price or prices of each Option, the vesting and exercise period of each Option, whether an Option may be exercised as to less than all of the Common Stock subject thereto, and such other terms and conditions of each Option, if any, as are consistent with the provisions of this Plan. Except with respect to
    Section 17(b) of this Plan, the Committee shall have complete authority to construe, interpret and administer the provisions of this Plan and the provisions of the Option agreements entered into hereunder; to prescribe, amend and rescind rules and regulations pertaining to this Plan; to suspend or discontinue this Plan; and to make all other determinations necessary or deemed advisable in the administration of the Plan. The determinations, interpretations and constructions made by the Committee shall be final and conclusive. No member of the Committee shall be liable for any action taken, or failed to be taken, made in good faith relating to the Plan or any award thereunder, and the members of the Committee shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including attorneys' fees) arising therefrom to the fullest extent permitted by law.

             (b) Members of the Committee shall be specified by the Board, and shall consist solely of Disinterested Directors. Disinterested Directors shall not be eligible to receive Options to purchase Common Stock pursuant to Section 6 of this Plan.

    18. Continued Employment Not Presumed. Nothing in this Plan or any document describing it nor the grant of any Option shall give any Participant the right to continue in the employment of the Corporation or affect the right of the Corporation to terminate the employment of any such person with or without cause.

    19. GOVERNING LAW. THE PLAN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF STATE OF TEXAS AND THE UNITED STATES, AS APPLICABLE, WITHOUT REFERENCE TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

    20. Severability of Provisions. If any provision of this Plan is determined to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the remaining provisions of the Plan, but such invalid, illegal or unenforceable provision shall be fully severable, and the Plan shall be construed and enforced as if such provision had never been inserted herein.